Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Friday, August 3, 2018

Titan International, Inc. Reports Second Quarter 2018 Net Sales Up 18 Percent YOY
and the Sixth Consecutive YOY Quarterly Increase

Quarter Highlights

•	Net sales increased $64.5 million (18% YOY); sixth consecutive YOY quarterly increase

•	Gross profit increased $14.3 million (32% YOY improvement)

•	SG&A expenses were $36.7 million (9% of net sales)

•	Income from operations was $16.2 million, ($11.8 million YOY improvement)

•	EPS improved $0.19 YOY

QUINCY, ILLINOIS, August 3, 2018 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the second quarter ended June 30, 2018.

Net sales for the second quarter of 2018 were $428.9 million, representing an increase of 17.7 percent when compared to net sales of $364.4 million for the second quarter of 2017. Net income applicable to common shareholders for the second quarter of 2018 was $1.0 million, as compared to a loss of $10.3 million in the second quarter of 2017.

Net sales for the first six months of 2018 were $854.3 million, representing an increase of 18.3 percent when compared to net sales of $721.9 million for the first six months of 2017. Net income applicable to common shareholders for the first six months of 2018 was $15.0 million, as compared to a loss of $20.8 million in the first six months of 2017.

"Titan experienced another strong quarter of double-digit, year-over-year quarterly revenue growth, along with delivering improved operational performance,” stated Paul Reitz, President and Chief Executive Officer. “It’s great to continue our positive EPS trend and the momentum in our net sales as we reported our sixth consecutive quarter of double-digit sales gains with our top line growth improving an average of nearly 20 percent in each of the last four quarters when compared to the prior year quarter. Operating income improved by almost $12 million when compared with this quarter last year and has bettered the comparable six-month period of 2017 by $36 million. Our ITM undercarriage business continues to have an impressive 2018 and

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outperform our expectations for this year. The fiscal stimulus-led growth in the U.S. economy keeps pushing the strength of the dollar, which for us has created currency headwinds, primarily in Latin America and Russia, which have negatively impacted our reported EPS. We’ve stated before that our currency movements are not cash-based and the currency impact does not take away from the positive execution across many of our business units during the quarter.

“We continue to believe that Titan’s global operations are on a positive track overall. We, like many U.S. based manufacturers, face the challenges of a rise in global trade protectionism and a constantly evolving business landscape. Many of the OEMs and dealers that I’ve spoken with across our businesses continue to view future demand in a positive light, but are watchful of the issues resulting from global tariffs and a decline in grain prices. The tariffs have brought steel costs to their highest level in more than ten years. While natural rubber prices remain at lower levels, we have experienced rising raw material costs within our tire business from many inputs including synthetic rubber, carbon black, bead wire and chemicals.

“We have worked hard the past few years to build a strong, global team with the capabilities to lead our businesses during these times. David Martin recently joined Titan as Chief Financial Officer and brings additional strengths to our team through his experiences over the past 25 years at a global, publicly-traded company. The Titan team is proud of our recent operational and financial performance and we remain resolute and committed to making the decisions to benefit Titan and our stakeholders well into the future.

“We reiterate the previously specified outlook for 2018 and narrow our range of expectations. We expect to grow net sales in the range of 9 percent to 12 percent, while continuing to anticipate gross profit improvement between 25 percent and 40 percent when compared to 2017. We currently expect SG&A/R&D to be at or slightly lower than 10.0 percent of net sales. EBITDA during 2018 is currently expected to be within the range of $98 million to $109 million, which reflects an 80 percent to 100 percent improvement as compared to the previous year. Finally, we expect full-year 2018 capital expenditures to be between $35 million and $45 million, reflecting no change from our earlier outlook.”

Summary of Operations

Net sales for the second quarter ended June 30, 2018, were $428.9 million, an increase of 17.7 percent from $364.4 million in the comparable prior year period, due to increases in net sales across all segments, particularly the earthmoving/construction segment, which experienced growth of 31.8 percent from the second quarter of 2017 and reflected general improvements in most geographies. Overall net sales volume was up 16.1 percent over the comparable prior year quarter. Favorable changes in price/mix positively impacted net sales by 2.1 percent, while unfavorable currency translation, particularly in Latin America, negatively impacted net sales by 0.6 percent.

Net sales for the six months ended June 30, 2018, were $854.3 million, an increase of 18.3 percent from $721.9 million in the comparable prior year period, primarily as a result of an increase in net sales in the earthmoving/construction segment, which experienced sales growth of 35.3 percent as compared to the first six months of 2017. Overall net sales volume increased 13.8 percent over the comparable period of 2017, with higher volume across all segments, particularly in the earthmoving/construction segment. Favorable changes in price/mix contributed a 3.1 percent increase to net sales and favorable currency translation increased net sales by an additional 1.5 percent.

Gross profit for the second quarter ended June 30, 2018, was $58.3 million, compared to $44.0 million in the comparable prior year period. Gross margin was 13.6 percent of net sales for the latest quarter, compared to 12.1 percent of net sales in the comparable prior year period. The increase in gross profit was driven by

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increased sales volume partially offset by higher material costs, especially steel. The increase in gross profit margin was primarily the result of production efficiencies driven by increased volume.

Gross profit for the six months ended June 30, 2018, was $117.9 million compared to $84.2 million in the comparable prior year period. Gross margin was 13.8 percent of net sales for the first six months of 2018, compared to 11.7 percent of net sales in the comparable prior year period. The increase in gross profit was driven by the same factors impacting the second quarter results.

Selling, general and administrative (SG&A) expenses for the second quarter of 2018 were $36.7 million, compared to $34.5 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.6 percent, compared to 9.5 percent for the comparable prior year period. The increase in SG&A expenses primarily related to information technology costs related to company-wide initiatives in the second quarter of 2018 that were not present in the comparable period of the prior year.

SG&A expenses for the first six months of 2018 were $72.6 million, compared to $75.8 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.5 percent, compared to 10.5 percent for the comparable prior year period. The decrease in SG&A resulted from lower legal and non-recurring fees as compared to the comparable period in 2017, offset partially by increased information technology costs in 2018 related to company-wide initiatives.

For the second quarter of 2018, research and development (R&D) expenses were $2.8 million, or 0.6 percent of net sales, compared to $2.6 million, or 0.7 percent of net sales, for the comparable prior year period. For the first six months of 2018, R&D expenses were $5.6 million, or 0.7 percent of net sales, compared to $5.5 million, or 0.8 percent of net sales for the comparable prior year period. This R&D spending with respect to both 2018 and 2017 reflects initiatives to improve product designs and ongoing focus on quality.

Royalty expenses for the second quarter of 2018 were $2.6 million, or 0.6 percent of net sales, compared to $2.5 million, or 0.7 percent of net sales, for the second quarter of 2017. Royalty expenses for the first six months of 2018 were $5.3 million, or 0.6 percent of net sales, compared to $5.1 million, or 0.7 percent of net sales, for the first six months of 2017. The increased royalty expenses are the result of increased sales volume.

Income from operations for the second quarter of 2018 was $16.2 million, or 3.8 percent of net sales, compared to $4.4 million, or 1.2 percent of net sales, for the second quarter of 2017. Income from operations for the first six months of 2018 was $34.3 million, or 4.0 percent of net sales, compared to a loss from operations of $2.2 million, or 0.3 percent of net sales, for the first six months of 2017.

For the second quarter of 2018, interest expense was $7.7 million, compared to $7.3 million in the comparable prior year period. For the first six months of 2018, interest expense was $15.2 million, compared to $15.0 million in the comparable prior year period. The increase in interest expense was primarily due to increased borrowings under international working capital facilities partially offset by the reduced interest rate on Titan's senior secured notes, which were refinanced on November 20, 2017.

Foreign exchange loss was $3.6 million in the second quarter of 2018, compared to a loss of $5.3 million in the comparable period in 2017. Foreign exchange loss was $8.0 million in the first six months of 2018, compared to a loss of $0.8 million in the comparable period in 2017. The foreign currency loss in the three and six months ended June 30, 2018, primarily reflects the devaluation of Latin American currencies.

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Other income was $2.5 million in the second quarter of 2018, compared to $1.8 million in the same quarter of 2017. Other income was $10.2 million in the first six months of 2018, compared to $4.4 million in the same period of 2017.

Income tax expense of $1.7 million was recorded for the second quarter of 2018, compared to a $0.1 million expense in the comparable prior year period. Income tax expense of $0.9 million was recorded for the first six months of 2018, compared to a $3.6 million expense in the comparable prior year period.

As a result, 2018 second quarter net income applicable to common shareholders was $1.0 million, equal to $0.02 per basic and diluted share, compared to a loss of $10.3 million, equal to $(0.17) per basic and diluted share, in the comparable prior year period. Net income applicable to common shareholders for the first six months of 2018 was $15.0 million, equal to $0.25 per basic and diluted share, compared to a loss of $20.8 million, equal to $(0.35) per basic and diluted share, in the comparable prior year period.

EBITDA was $29.9 million for the second quarter of 2018, compared to $15.9 million in the comparable prior year period, an 88 percent increase. Adjusted EBITDA was $33.5 million for the second quarter of 2018, compared to $21.2 million in the comparable prior year period, a 58 percent increase. The company utilizes EBITDA and adjusted EBITDA, non-GAAP measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

EBITDA was $66.7 million for the first six months of 2018, compared to $31.0 million in the comparable prior year period, a 115 percent increase. Adjusted EBITDA was $74.7 million for the first six months of 2018, compared to $31.7 million in the comparable prior year period, a 135 percent increase.

Financial Condition

Net cash used for operations for the six months ended June 30, 2018, was $29.9 million, compared to $30.6 million for the comparable prior year period. While net income has improved in the current year, net sales growth required additional working capital. Capital expenditures were $18.4 million for the first six months of 2018, compared to $15.2 million for the comparable prior year period.

The company ended the second quarter of 2018 with total cash and cash equivalents of $106.5 million. Long-term debt at June 30, 2018, was $409.6 million, compared to $407.2 million at December 31, 2017. Short-term debt was $52.4 million at June 30, 2018, compared to $43.7 million at December 31, 2017. Net debt (total debt less cash and cash equivalents) was $355.5 million at June 30, 2018, compared to $307.3 million at December 31, 2017, as cash decreased during the first six months of 2018.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Friday, August 3, 2018, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

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A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the company and its customers and suppliers; changes in the company’s end-user markets into which the company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the company's indebtedness and its compliance with the terms thereof; the impact of any exercise of the settlement put option relating to the company's redeemable non-controlling interest in Voltyre-Prom; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$428,904	$364,399	$854,286	$721,900
Cost of sales	370,592	320,379	736,413	637,679
Gross profit	58,312	44,020	117,873	84,221
Selling, general and administrative expenses	36,699	34,463	72,620	75,801
Research and development expenses	2,754	2,608	5,631	5,451
Royalty expense	2,634	2,533	5,297	5,142
Income (loss) from operations	16,225	4,416	34,325	(2,173)
Interest expense	(7,672)	(7,320)	(15,190)	(15,041)
Foreign exchange loss	(3,610)	(5,257)	(8,042)	(767)
Other income	2,477	1,750	10,227	4,427
Income (loss) before income taxes	7,420	(6,411)	21,320	(13,554)
Provision for income taxes	1,683	126	897	3,568
Net income (loss)	5,737	(6,537)	20,423	(17,122)
Net income (loss) attributable to noncontrolling interests	40	(244)	(1,639)	624
Net income (loss) attributable to Titan	5,697	(6,293)	22,062	(17,746)
Redemption value adjustment	(4,678)	(4,040)	(7,021)	(3,099)
Net income (loss) applicable to common shareholders	$1,019	$(10,333)	$15,041	$(20,845)

Earnings per common share:
Basic	$.02	$(.17)	$.25	$(.35)
Diluted	$.02	$(.17)	$.25	$(.35)
Average common shares and equivalents outstanding:
Basic	59,750	59,577	59,731	59,067
Diluted	59,878	59,577	59,877	59,067

Dividends declared per common share:	$.005	$.005	$.010	$.010

Segment Information (Unaudited)
Amounts in thousands

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales
Agricultural	$186,870	$172,923	$381,037	$353,439
Earthmoving/construction	198,963	150,970	387,696	286,589
Consumer	43,071	40,506	85,553	81,872
	$428,904	$364,399	$854,286	$721,900

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2018	December 31, 2017

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$106,491	$143,570
Accounts receivable, net	282,400	226,703
Inventories	372,732	339,836
Prepaid and other current assets	74,629	73,084
Total current assets	836,252	783,193
Property, plant and equipment, net	393,264	421,248
Deferred income taxes	2,325	3,779
Other assets	78,529	81,892
Total assets	$1,310,370	$1,290,112

Liabilities
Current liabilities
Short-term debt	$52,358	$43,651
Accounts payable	226,041	195,497
Other current liabilities	129,057	133,774
Total current liabilities	407,456	372,922
Long-term debt	409,613	407,171
Deferred income taxes	11,765	13,545
Other long-term liabilities	66,032	73,197
Total liabilities	894,866	866,835

Redeemable noncontrolling interest	117,546	113,193

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 60,715,356 issued, 59,852,781 outstanding at June 30, 2018 and 59,800,559 outstanding at December 31, 2017)	—	—
Additional paid-in capital	524,466	531,708
Retained deficit	(22,471)	(44,022)
Treasury stock (at cost, 862,575 and 914,797 shares, respectively)	(8,407)	(8,606)
Stock reserved for deferred compensation	—	(1,075)
Accumulated other comprehensive loss	(188,518)	(157,076)
Total Titan shareholders’ equity	305,070	320,929
Noncontrolling interests	(7,112)	(10,845)
Total equity	297,958	310,084
Total liabilities and equity	$1,310,370	$1,290,112

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended
	June 30,
Cash flows from operating activities:	2018	2017
Net income (loss)	$20,423	$(17,122)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	30,175	29,486
Deferred income tax provision	287	1,324
Stock-based compensation	618	956
Issuance of treasury stock under 401(k) plan	279	270
Foreign currency translation loss	8,034	2,467
(Increase) decrease in assets:
Accounts receivable	(70,633)	(34,879)
Inventories	(47,612)	(43,722)
Prepaid and other current assets	(4,555)	2,877
Other assets	(621)	3,620
Increase (decrease) in liabilities:
Accounts payable	39,550	33,149
Other current liabilities	(660)	(4,922)
Other liabilities	(5,212)	(4,057)
Net cash used for operating activities	(29,927)	(30,553)
Cash flows from investing activities:
Capital expenditures	(18,416)	(15,152)
Certificates of deposit	—	40,000
Other	884	1,038
Net cash (used for) provided by investing activities	(17,532)	25,886
Cash flows from financing activities:
Proceeds from borrowings	40,078	27,742
Payment on debt	(24,527)	(29,077)
Dividends paid	(598)	(570)
Net cash provided by (used for) financing activities	14,953	(1,905)
Effect of exchange rate changes on cash	(4,573)	1,981
Net decrease in cash and cash equivalents	(37,079)	(4,591)
Cash and cash equivalents, beginning of period	143,570	147,827
Cash and cash equivalents, end of period	$106,491	$143,236

Supplemental information:
Interest paid	$15,801	$17,916
Income taxes paid, net of refunds received	$5,025	$3,221
Noncash investing and financing information:
Issuance of common stock for convertible debt payment	$—	$58,460

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides a quantitative reconciliation between net income (loss), the most directly comparable financial measure calculated and reported in accordance with GAAP, and EBITDA and adjusted EBITDA, each of which is a non-GAAP financial measure.

We present EBITDA and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the company on the same basis as management.

EBITDA and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and six-month periods ended June 30, 2018 and 2017.

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income (loss)	$5,737	$(6,537)	$20,423	$(17,122)
Adjustments:
Provision for income taxes	1,683	126	897	3,568
Interest expense	7,672	7,320	15,190	15,041
Depreciation and amortization	14,845	15,020	30,175	29,486
EBITDA	$29,937	$15,929	$66,685	$30,973
Adjustments:
Foreign exchange loss	3,610	5,257	8,042	767
Adjusted EBITDA	$33,547	$21,186	$74,727	$31,740

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